Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 16, 2023 (except for the effects of changes in discontinued operations, as discussed in Note 19, as to which the date is September 26, 2023), with respect to the consolidated financial statements included in this Annual Report of RumbleOn, Inc. on Form 10-K for the year ended December 31, 2023. We consent to the incorporation by reference of said report in the Registration Statements of RumbleOn, Inc. on Forms S-3 (File No. 333-274-859, File No. 333-266855, File No. 333-257198, File No. 333-255139, and File No. 333-234340) and Forms S-8 (File No. 333-219203, File No. 333-223428, File No. 333-226440, File No. 333-231884, File No. 333-248926, and File No. 333-259321).

/s/ GRANT THORNTON LLP

Dallas, Texas
March 27, 2024